Exhibit 107

CALCUATION OF FILING FEE TABLE

Form S-8

(Form Type)

Premier, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.01 per share	457(c) and (h)	6,000,000	$20.68	$124,080,000.00	$0.0001476	$18,314.21

Total Offering Amounts					$124,080,000.00		$18,314.21

Total Fee Offsets							—

Net Fee Due							$18,314.21

(1)

Represents the maximum number of shares of Class A Common Stock of the Company, $0.01 par value (the “Common Stock”), issuable pursuant to the Premier, Inc. 2023 Equity Incentive Plan (the “Plan”). In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock which may become issuable under the Plan to prevent dilution resulting from any stock splits, stock dividends or similar transactions.

(2)

Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $20.68 per share, which is the average of the high and low sales prices of the Common Stock on November 29, 2023, as reported on the Nasdaq Global Select Market.